EXHIBIT 23.1

Consent of Ernst & Young LLP, Independent Auditors

We consent to the incorporation by reference in the Registration Statements (Form S-8) pertaining to the 1996 Stock Incentive Plan, the 1989 Incentive Stock Option, Nonqualified Stock Option and Stock Purchase Plan, the 1989 Special Nonqualified Stock Option and Stock Purchase Plan and the Executive Stock Plan and the Registration Statements on Form S-3 (Nos. 333-112043 and 333-108948) of our reported dated July 25, 2003, except for the fourth paragraph of footnote 1 and footnote 11, for which the date is August 21, 2003, with respect to the financial statements of Cortex Pharmaceuticals, Inc. included in its Annual Report (Form 10-K/A, Amendment No. 2) for the year ended June 30, 2003.

/s/ Ernst & Young LLP

San Diego, California

March 1, 2004